Pricing Supplement No. 7 dated February 12, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount: $500,000,000	Floating Rate Notes: ☐		Fixed Rate Notes: ☒

Original Issue Date: February 20, 2003	Closing Date: February 20, 2003		CUSIP Number: 78442F AN8

Maturity Date: March 17, 2008	Option to Extend Maturity:	☒ No	Specified Currency: U.S. Dollars
☐ Yes
If Yes, Final Maturity Date:

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Price:	Not Applicable.

Repayment at the option of the Holder::	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Price:	Not Applicable.

Applicable to Fixed Rate Notes Only:
Interest Rate: 3.625%	Interest Payment Dates:	Each March 17th and September 17thduring the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning September 17, 2003.

Interest Accrual Method: 30/360	Interest Periods:	From and including the Closing Date, or each March 17th or September 17th thereafter, as the case may be, to and including the next succeeding March 16th or September 16th, as the case may be, with no adjustment to period end dates for accrual purposes.

__________________________________

Banc of America Securities LLC	Salomon Smith Barney
Joint Book-Running Managers

__________________________________

Banc One Capital Markets, Inc.
Credit Suisse First Boston
JPMorgan
Merrill Lynch &Co.
Morgan Stanley
Wachovia Securities

February 12, 2003

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	Banc of America Securities LLC	$187,501,000
	Salomon Smith Barney Inc.	187,501,000
	Banc One Capital Markets, Inc.	20,833,000
	Credit Suisse First Boston LLC	20,833,000
	J.P. Morgan Securities Inc.	20,833,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,833,000
	Morgan Stanley & Co. Incorporated	20,833,000
	Wachovia Securities, Inc.	20,833,000

	Total	$500,000,000
Issue Price:	99.699%.
Agents' Commission:	0.350%.
Proceeds to Issuer:	99.349%
Net Proceeds:	$496,745,000.
Concession:	0.250%.
Reallowance:	0.125%.
CUSIP Number:	78442F AN8
ISIN Number:	US78442F AN87

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor
any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality
of the United States of America.